Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP COMPLETES
INITIAL PUBLIC OFFERING

LEXINGTON, KY (October 5, 2010) — Rhino Resource Partners LP (NYSE: RNO) today announced the completion of its initial public offering of 3,730,600 common units at $20.50 per unit. The number of common units issued at closing included 486,600 additional common units issued pursuant to the full exercise of the underwriters’ over-allotment option.

Net proceeds from the offering were approximately $68.3 million, after deducting underwriting discounts and estimated offering expenses.  Rhino intends to use the net proceeds from this offering, and a related capital contribution by its general partner of approximately $10.4 million, to repay approximately $69.4 million of outstanding indebtedness under its credit facility and to reimburse affiliates of Wexford Capital LP for capital expenditures incurred with respect to the assets contributed to Rhino in connection with this offering.

As a result of the closing of this offering, the public owns 3,730,600 common units. Rhino’s general partner and an affiliate of Wexford Capital LP own the remaining equity interests in Rhino.

Raymond James & Associates, Inc. acted as the book-running manager for the offering. RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated acted as co-managers for the offering.

The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. A copy of the final prospectus may be obtained from the offices of :

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

1-800-248-8863

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Rhino Resource Partners LP

Rhino is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and related assets in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

Forward Looking Statements

This press release may include forward-looking statements.  These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “anticipate,” “estimate,” “continue,” or other similar words.  These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  These forward-looking statements involve risks and uncertainties.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rhino’s prospectus and SEC filings.  Rhino undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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